Exhibit 10.2

AGREEMENT

Between

ARMADA HEALTH CARE, L.L.C.

And

HEMISPHERX BIOPHARMA, INC.

MANUFACTURER AGREEMENT

CONTRACT #  ______________

THIS AGREEMENT is entered into by and between Armada Health Care, L.L.C., a New Jersey corporation, having offices at 100 Campus Drive, Suite 102, Florham Park, NJ 07932 (“Armada”) and Hemispherx Biopharma, Inc., a Delaware corporation, having its headquarter offices at 1617 JFK Boulevard, Suite 660 Philadelphia, Pa 19103 (“Supplier”). This Agreement constitutes the entire agreement between the parties with respect to its subject matter and this Agreement supersedes all prior concerning the subject matter of this Agreement.

WHEREAS, Armada is a group purchasing organization (“GPO”), operating in accordance with the group purchasing organizations safe harbor at 42 C.F.R. § 1001.952 (j) (the “GPO Safe Harbor”); and

WHEREAS, as a GPO, Armada, on behalf of its Members (hereinafter defined) negotiates and maintains contracts with manufacturers and distributors of healthcare products, including but not limited to pharmaceutical and medical surgical products, as well as service providers, collectively known as “Suppliers” to offer rebates (“Contract Rebates”) on specific products to the Members or sell specific products to the Members at agreed-to prices (“Award Prices’); and

WHEREAS, Supplier by submitting a written proposal to ARMADA providing information detailing the rebate amount and/or price, quantity, value and technology of all products which Supplier would offer to Members, has shown willingness to provide said products to members and such written proposal is incorporated herein by reference (hereinafter referred to as “Supplier’s Response”) and attached hereto as Exhibit A; and

WHEREAS, based upon the representations, covenants and warranties contained in Supplier’s Response, all of which are deemed to be material, ARMADA has selected Supplier to provide Members with the products and services described in Supplier Response at the Contract Rebate and/or Award Price levels set forth therein and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of mutual promises contained herein, Supplier’s Response and other good and valuable consideration, ARMADA and Supplier agree as follows:

TERMS AND CONDITIONS

1.	Term – the period of time for which this Agreement will be in effect, August 15, 2011 through August 14, 2012

2.	Contract Number(s) – Supplier shall provide contract number(s) upon submission of Agreement to ARMADA. Contract number(s) shall remain consistent in all forms of communication throughout the term of this Agreement to all authorized and applicable parties, including BioRidge Pharma.

3.	Products, Contract Rebates and Contract Prices - Product line, Contract Rebates and Award Prices offered under this agreement should be identified as Exhibit A. Contract Rebate and Award Price information should remain confidential and will be released to ARMADA members and potential program participants only.

4.	Price Protection - Supplier agrees that the prices, quality, value and technology of all Products sold under this Agreement shall be market competitive throughout the Term. During the Term, Supplier shall provide prompt written notice to ARMADA of all Products offered for sale by Supplier on terms that are more favorable to an offeree than the terms of this Agreement. Supplier shall lower the Award Price or increase any discount applicable for the purchase of Products to assure market competitiveness for Members. If at any time during the Term ARMADA receives information indicating that Supplier’s prices, quality, value or technology are not market competitive, ARMADA may provide written notice of such information to Supplier, and Supplier shall, within ten (10) business days, advise ARMADA in writing of and fully implement all adjustments necessary to assure market competitiveness to Members. Market Competitiveness shall be based on pricing offered to similar entities within a class of trade and excludes pricing made available to entities outside the United States or any pricing offered to any Government Entity (i.e. VA, DoD, PHS, etc.).

5.	Price Notifications - Supplier shall provide not less than forty-five (45)-days’ prior written notice to ARMADA and not less than seven (7)-days’ prior written notice to BioRidge Pharma of any change in pricing terms permitted by this Agreement. For purposes of the foregoing notification requirements, a change in pricing terms shall mean any change that affects the delivered price to the Member, including, without limitation, changes in list prices, discounts, pricing tiers or schedules. Such written notice shall be provided in such format and in such detail as may be required by ARMADA and shall include, at a minimum, sufficient information to determine line item pricing of the Products for all affected Members.

6.	Class of Trade Form - Supplier shall complete the Class of Trade Form as set forth in Exhibit B. Each unique contract number requires a separate Class of Trade Form.

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7.	Eligibility to Participate - This proposal is extended to all ARMADA member facilities that fall within the approved Class of Trade defined in Exhibit B, agree to the terms as detailed in Exhibit A, and have been qualified by Armada and ultimately approved by Supplier (“Participating Members”). ARMADA may also from time to time identify members that may meet the requirements of the Agreement (“Potential Participating Member”). These Potential Participating Pharmacies will be submitted for review and final approval by Supplier at which time they will become “Eligible Members”. ARMADA reserves the right to delete members during the period of this agreement by providing the Supplier thirty (30) days written notice.

8.	“Usage Data” shall mean a data file at the NDC level for all Products bought or returned to authorized wholesaler as shown in Exhibit G; Required Usage Data Format.

9.	“WAC” shall mean the US Dollar wholesale acquisition cost for a given pharmaceutical product by the National Drug Code (“NDC”) number in effect as of the first day of the calendar quarter as established by Supplier.

10.	Contract Implementation - Supplier will endeavor to implement this agreement within thirty (30) days of signing. This implementation will include contacting ARMADA facilities and/or if applicable, providing pricing and contract information to the authorized distributor listed on Exhibit C. Supplier will provide copies of all correspondence to distributor providing contract information. Failure to comply with this condition may result in the cancellation of the agreement.

11.	Commitment - Armada will commit significant time and resources into the implementation of this program, in consideration of this Supplier agrees not to implement the same or similar programs with other similar organizations. Additionally, Supplier agrees to not offer equal or better terms to any ARMADA member on a direct basis.

12.	Return Goods Policy - Supplier must provide a formal policy to ARMADA members for the return of defective products or products received by error. The policy should include the contact person's name and phone number responsible for processing returns and providing return authorization. In addition, full credit will be issued for products returned to the Supplier. Please include policy as Exhibit D.

13.	Product Recall - Supplier will maintain a product recall policy and procedure and will notify all ARMADA members of products affected. Please include Product Recall Policy as Exhibit E.

14.	Material Safety Data Sheet (MSDS) - Supplier will provide ARMADA members Material Safety Data Sheets if applicable.

15.	Distribution/Order Placement (Check one or both if applicable)

/ /	Direct:
Company Name
Address
City/State/Zip
Telephone
Fax Number
Contact Name

/ x/	From Distributor

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Orders may be placed through authorized distributors. ARMADA will provide a list of those distributors (Exhibit C). ARMADA supports the efforts of those Suppliers that provide equal opportunities to minority distributors.

Note: Please attach a separate listing of your servicing distributor(s), coverage area, address and phone number.

16.	Disruption of Product Delivery - Supplier will make all reasonable plans to see that the product(s) awarded are available when Participating Members place their orders. Products that are unavailable due to back order, but remain in production by Supplier are considered temporarily unavailable. Supplier will not be held responsible for out of stock situations that occur at the wholesaler’s distribution centers when product is available for shipment from Supplier. Supplier shall be relieved of its obligations by acts of God, riots, labor disputes, strikes, actions or defaults or material suppliers or common carriers.

17.	Rebates

A. All reimbursement payments will be made monthly, by check, or electronically, via an Automated Clearing House payment to the bank account(s) designated by ARMADA within thirty (30) days after Supplier’s receipt and acceptance of Usage Data. Rebates will be calculated as a percentage of Wholesaler Acquisition Cost (“WAC”) on the day of purchase and based on the Product purchases made by ARMADA members through Authorized Wholesalers during the month. Payment for any period that is not a complete month will be based on the Product purchases made during such period. Detailed documentation of the rebate payment showing how the rebate was calculated and the reason for any discrepancy between the amounts billed and the amount paid will accompany all rebate checks. Adjustments, if found, will be paid or refunded accordingly to the appropriate party in subsequent rebate payments. In the event that no subsequent rebate payments are payable, ARMADA will refund to Supplier any overpayment within thirty (30) days of Customer’s acknowledgment of the overpayment; Supplier will remit any underpayment to ARMADA within thirty (30) days of Supplier’s acknowledgment of such underpayment.

B. As a condition to receiving Rebates described in Exhibit A, ARMADA shall provide to Supplier Usage Data, within thirty (30) days of the end of each month during the term of this Agreement. Both Parties agree to discuss Usage Data if found to be unacceptable to Supplier and will work to resolve issues before final determination of the acceptability of the Usage Data. The acceptability of Usage Data rests with mutual agreement between the Parties.

18.	Insurance

A. Policy Requirements. Supplier shall maintain and keep in force during the Term product liability, general public liability and property damage insurance against any insurable claim or claims which might or could arise regarding Products sold by, manufactured by or purchased from Supplier. Such insurance shall contain a minimum combined single limit of liability for bodily injury and property damage in the amounts of not less than $5,000,000 per occurrence. The insurance policy shall name ARMADA, as its interests may appear, as additional insured’s. Supplier shall provide to ARMADA within fifteen (15) days after ARMADA’s request, an insurance certificate indicating the foregoing coverage and issued by an insurance company licensed to do business in the relevant states. ARMADA shall maintain and keep in force during the Term General Liability, Workers Compensation and Employers Liability, Professional Liability, Errors and Omissions Liability and Privacy and Network Security Liability.

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B. Amendments, Notices and Endorsements. Supplier shall not amend, in any material respect the insurance coverage without thirty (30) days’ prior written notice to ARMADA.

19.	Administrative Fees - In consideration of the administrative and sales development services provided by ARMADA as well as the services set forth in Exhibit H, Supplier will pay ARMADA an administrative fee in an amount equal to one percent (1%) of the net purchases made by members, as determined from manufacturers/distributor records. ARMADA represents and warrants that fees or other amounts received from suppliers are disclosed in accordance with the requirements of 42 CFR Part 1001.952(j). The fee will be computed and paid quarterly within thirty (30) days after the last day of the quarter (payment due date).

Checks for administrative fee payments should be made payable:

To:	Armada Health Care, L.L.C.
100 Campus Drive, Suite 102
Florham Park, NJ 07932

(Attn: Finance Department)

Data to:  rxdata@Armadahealthcare.com

In order to assist ARMADA and its representatives, Supplier agrees that a qualified Manufacturer sales representative will call on ARMADA members as needed. Furthermore, Supplier will provide ARMADA monthly reports showing total purchases in units and dollars by product code. These reports will be provided in an electronic format.

20.	Nonpayment or Insolvency of a Member or Distributor - Supplier shall have no recourse against ARMADA for failure of any Distributor or member to pay for products purchased pursuant to this agreement. If a Member or Distributor fails to pay Supplier for Products ordered by such Member or Distributor, or if a Member or Distributor becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or goes into liquidation, or if proceedings are initiated for the purpose of having a receiving order or dissolution order made against a Member or Distributor, or if a Member or Distributor applies to the court for protection from its creditors, then, in any such case, this agreement shall not terminate, but, (i) in the case of a Distributor, Supplier will have the right, upon prior written notice to ARMADA and the Members, to discontinue providing Products through that Distributor, and Supplier shall thereafter provide Products to the Members directly or through another Distributor, as directed by ARMADA; and (ii) in the case of a Member, Supplier shall have the right, upon prior written notice to ARMADA and the Member, to discontinue selling Products to that Member.

21.	Review of Supplier Records - At any time while this agreement is in effect and if applicable, ARMADA reserves the right upon giving reasonable notice to review the records of the Supplier for the purpose of verifying reported sales to members and the calculation of the sales development fee outlined in Paragraph 19. These records should be made available at the Supplier's business office during normal business hours. The cost associated with this review will be the responsibility of ARMADA unless it is determined that the sales development fee payment has been understated by twenty-five percent (25%) or more.

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A.	ARMADA acknowledges that records and information received during any audit are confidential in nature, and ARMADA agrees not to disclose same to persons or parties not participating in this or ARMADA programs.

22.	Use of Names - Supplier shall not use in any of its promotional, informational or marketing activities or materials the names, trademarks, logos, symbols or description of the business or activities of ARM ADA, Distributor or Member without in each instance obtaining the prior written consent of the person owning the rights thereto.

23.	Confidential Information

A.	During the Term and for two (2) years thereafter, Supplier shall:

(i)	keep strictly confidential and hold in trust the contents of this Agreement;
(ii)	keep strictly confidential and hold in trust all Confidential Information (defined below) of ARMADA, the Distributors and the Members;
(iii)	not use the Confidential Information for any purpose other than Supplier’s performance of its obligations under this Agreement, without the prior written consent of ARMADA;
(iv)	not disclose the Confidential Information to any third party (unless required by law) without the prior written consent of ARMADA; and
(v)	not later than thirty (30) days after the expiration or earlier termination of this Agreement, return to ARMADA, the Distributor or the Member, as the case may be, any Confidential Information Supplier may have received.

B.	Definition. As used herein, “Confidential Information,” shall consist of all information relating to the prices and usage of the Products, all documents and other materials of ARMADA, the Distributors and the Members containing information relating to the programs of ARMADA, the Distributors or the Members which are proprietary or sensitive in nature not readily available through sources in the public domain. In no event shall Supplier provide to any person any information relating to the prices it charges the Distributors for Products ordered pursuant to this Agreement without the prior written consent of ARMADA.

24.	Compliance

A. Compliance With Law. Supplier represents and warrants, that at all times during the Term, that it is in, and will maintain, compliance with all federal, state and local statutes, laws, ordinances and regulations applicable to it (“Legal Requirements”) which are material to the operation of its business, the conduct of its affairs and sale of Products, including Legal Requirements pertaining to the safety, manufacturing and distribution of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity. During the Term, Supplier shall: (i) promptly notify ARMADA of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it which assert in whole or in part that Suppler is in noncompliance with any Legal Requirement which is material to the operation of its business, the conduct of its affairs and/or the sale of Products; and (ii) promptly provide ARMADA with true and correct copies of all written notices of adverse findings from any governmental agency, including, but not limited to, the U.S. Food and Drug Administration (“FDA”) and all written results of FDA or other governmental inspections which pertain to the Products.

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B. Anti-Kickback Statute. It is the parties’ intention that this arrangement comply with the federal Anti-Kickback Statute, 42 U.S.C. § 132a-7b (b) and other applicable federal and state laws and, further, that this arrangement satisfy, and the parties comply with, as applicable, the GPO safe Harbor, and discounts safe harbor regulation at 42 C.F.R § 1001.952 (h) (the “Discounts Safe Harbor”).

C. Government Program Participation. Supplier represents and warrants that it is not excluded from participation, and is not otherwise ineligible to participate, in a “Federal health care program” as defined in 42 U.S.C. 1320a-7, et seq. or in any other government payment program. In the event Supplier is excluded from participation, or becomes otherwise ineligible to participate in any such program during the Term, Supplier shall notify ARMADA in writing within three (3) days after such event, and upon the occurrence of such event, whether or not such notice is given to ARMADA, ARMADA may immediately terminate this Agreement upon written notice to Supplier.

D. Privacy Without limiting the generality of the foregoing, Armada represents that it and each Participating Member will comply with all laws regarding patient privacy and confidentiality, general privacy and security requirements, and communication methods including, but not limited to, HIPAA, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing Sales Rule, and applicable Texas, California, and other federal or state laws covering the same or similar topics. Armada further represents that it will take all necessary actions (i) to ensure that all participating members obtain the appropriate consents or authorizations required by law or regulation prior to the performance of services hereunder, and (ii) to ensure that all such services will be performed in accordance with any notice, opt-in, opt-out, access, envelope or other communications restrictions contained in applicable state or federal law. Armada acknowledges that Supplier has no direct interaction with participating member’s customers seeking to fill prescriptions and that Supplier accordingly relies upon Armada as an independent contractor to insure that all patient consents or authorizations required by law or regulation are obtained prior to the performance of any services contemplated under this Agreement.

E. Adverse Event Reporting Armada represents that it and each Participating Member agree to report adverse events reported to Armada or Participating Member during their course of their communications with patients as per Exhibit I.

25.	Indemnification - Supplier shall release, indemnify, hold harmless, and, if requested, defend ARMADA, the Members and the Distributor, and their respective officers, directors, regents, agents, subsidiaries, affiliates and employees (collectively, the “Indemnitees”), from and against any claims, liabilities, damages, actions, costs and expenses (including, without limitation, reasonable attorneys’ fees, expert fees and court costs) of any kind or nature, whether at law or in equity, INCLUDING CLAIMS ASSERTING STRICT LIABILITY, arising from or caused in any part by (i) the breach of any representation, warranty, covenant or agreement of Supplier contained in this Agreement; (ii) the condition of any Product, including a defect in material, workmanship, design, manufacturing or formulary; or (iii) the warnings and instructions associated with any product. However, t such indemnification, hold harmless and right to defense shall not be applicable where the claim, liability, damage, actions, cost or expense arises solely as a result of an act or failure to act of Indemnitees. This Section and the obligations contained herein shall survive the expiration or earlier termination o f this Agreement. The remedies set forth in this Section are in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

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26.	Cancellation

ARMADA may terminate this Agreement at any time for any reason whatsoever by delivering not less than sixty (60)-days’ prior written notice to Supplier. In addition, ARMADA may terminate this Agreement immediately by delivering written notice to Supplier upon the occurrence of either of the following events:

(i)       Supplier breaches any term of this Agreement; or

(ii)      Supplier becomes insolvent, makes an assignment for the benefit of creditors, or commences liquidation proceedings; or proceedings are initiated by or against Supplier under the U.S. Bankruptcy Code; or Supplier applies to any court for protection from its creditors.

ARMADA’s right to terminate this Agreement due to Supplier’s breach is in addition to all other rights and remedies ARMADA, the Members or the Distributors may have resulting from such breach, including, but not limited to, ARMADA’s right to recover all lost Administrative Fees resulting from such breach through the date ninety (90) days after termination.

Supplier may terminate this Agreement at any time for any reason by delivering not less than sixty (60)-days prior written notice thereof to ARMADA.

27.	Transferability - In the event that Supplier transfers legal ownership and/or marketing rights of products listed on Exhibit A to another entity during the term of this agreement, ARMADA's rights and privileges as expressed by the terms and conditions contained herein shall also be transferred upon the agreement and consent of ARMADA.

28.	Miscellaneous

A. Choice of Law. This Agreement and the rights and obligations of the Partners hereunder shall in all respects be governed by and construed in accordance with the internal laws of the State of New Jersey (without regard to the conflict of laws principles of such state) including all matters of construction, validity and performance. The Partners hereto agree and submit to New Jersey courts to have jurisdiction over all matters relating to this Agreement and any lawsuits instituted by either party shall be brought in New Jersey; however, the terms of any agreement between Supplier and an Distributor or between Supplier and a Member shall be governed by and construed in accordance with the choice of law and jurisdiction provisions set forth in such agreement.

B. Not Responsible. ARMADA shall not be responsible or liable for any acts or failure to act of any Distributor or Member.

C. Third-Party Beneficiaries. All Distributors and Members are intended to be third-party beneficiaries of this Agreement. All terms and conditions of this Agreement, which are applicable to the Distributors, will inure to the benefit of and be enforceable by the Distributors and their respective successors and assigns. All terms and conditions of this Agreement which are applicable to the Members will inure to the benefit of and be enforceable by the Members and their respective successors and assigns.

29.	Submission of Document - Submission of this document constitutes a legal offer. Therefore, should any or all of said document be accepted and in exchange for being designated as a contracted Supplier, said Supplier hereby agrees to be legally bound to provide each ARMADA facility, present and future on an as desired basis, any items encompassed in said document pursuant to the terms of the respective agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement.

ACCEPTED BY:	ACCEPTED BY:
Armada Health Care, L.L.C.	Hemispherx Biopharma, Inc.

By: Lawrence S. Irene, R.Ph.	By: William A. Carter, M.D.

Signature	Signature

Title: CEO	Title: Chairman and CEO

Date: ____________________________	Date: _____________________________

Manufacturer Contract # ______________________

SIGNATURE BY BOTH PARTIES CONSTITUTES A LEGAL AND BINDING AGREEMENT

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Exhibit A

Products, Contract Rebates, Services and Fees

1.	PRODUCT

NDC	Product Name	Unit of Measure
54746-0001-01	Alferon N Injection	1ml/vial

2.	REBATE SUMMARY

2.1.	Contract Rebates are set forth in this Section. For Participating Members the following discounts will apply in the form of a rebate off of WAC.

2.1.1.      Base Rebate Schedule: Supplier will provide a Base Rebate to Participating Members as indicated below off the then current WAC at time of purchase in exchange for the service described in Sections 3 and 4 below.

NDC	Product Name	WAC Discount
54746-0001-01	Alferon N Injection	10%

2.1.2.      Incremental Volume Rebate Schedule: Participating Member will be eligible to earn an Incremental Volume Rebate as indicted below off the then current WAC as time of purchase. Incremental Volume rebate will be based on monthly incremental units sales as compared to the respective members average monthly baseline unit sales, The baseline unit sales will be defined as the average monthly Product purchases for the first three months that Participating Member is on contract.

NDC	Product Name	WAC Discount
54746-0001-01	Alferon N Injection	10%

3.	DATA REQUIREMENTS

3.1.	Armada shall not provide Supplier with the names of, or any non-blinded medical information with respect to, patients or any information that is considered identifiable under HIPAA or applicable state law (“Patient Information”). Supplier agrees not to use, directly or indirectly, any methods, system, or device, whether through coding of any materials hereunder or otherwise, to attempt to identify such individuals or to correlate the identity of those individuals receiving mailings hereunder with Armada’s mailing list or other database.

3.2.	Participating Members will be eligible to receive the discount as set forth above in exchange for such member continually providing to Armada complete and accurate data as set forth in Exhibit F.

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3.3.	If Participating Member does not provide data in accordance with the terms of this Agreement, Supplier reserves the right to disallow access to the discount to Participating Member and its locations.

4.	BASE SERVICES

Supplier will provide to each Participating Member a discount off WAC on Product purchases in exchange for such Participating Member continuing to provide services depicted in this Section 4 during the term of the Agreement. As a condition to receive price concessions here under, Participating Facility agrees to the following:

4.1.	To offer compliance programs, case management support services to patients who elect to participate in these activities and to maintain a 24-hour/365-day a year telephone service for assistance of prescription drug-related medical emergencies to patients of Participating Pharmacy for whom Product has been or is being purchased.
4.2.	To provide quality reimbursement assistance including the ability to perform benefits investigations on behalf of a patient’s pharmaceutical and medical reimbursement process, assist with the completion of prior authorization, offer appeal guidance and track claims.
4.3.	To maintain inventory down to three months dating and buy Product from the authorized wholesaler or distributor as indicated in Exhibit C, and will not buy from the alternate source market. The term "alternate source" shall include, but not be limited to, Hemispherx international affiliates, trading companies, brokers, secondary market wholesalers, alternate source pharmacies, or other customers whose sole purpose is to buy and hold inventory for speculative purposes.
4.4.	To have, and continue to have, an outbound sales staff sales staff or equivalent ability calling on managed care, employer groups and/or physicians.
4.5.	To distribute, when available, Hemispherx approved educational materials following therapy start and during the course of therapy as necessary.
4.6	To not engage in any activity or program that disadvantages any Hemispherx Product. Nothing herein is intended to limit the right of a Participating Member to use its own best judgment in providing a suitable standard of care for its patients or to preclude the mere contracting by a Participating Member with other manufacturers of products in the relevant market.
4.7	To permit Hemispherx representatives to discuss with personnel of the Participating Member clinical issues relating to specific Hemispherx Products, formulary issues, new products, business trends, managed care strategies and other issues as agreed upon by both parties.
4.8	Participating Member will make available to Armada purchase data regarding the sale of Products as designated by Hemispherx.
4.9	Participating Member will purchase Hemispherx Products only for dispensing to its patients and not for resale to any wholesaler, retailer, institution or any other entity and Participating Member agrees to indemnify Hemispherx and bold Hemispherx harmless from and against any loss, damage, cost and expense, including attorneys' fees, with respect to any claim or demand arising from the breach of this provision.
4.10	While a Participating Member and for one year thereafter, Participating Member will maintain all reasonable relevant books, records, policies and training manua1s relating to all the services performed and obligations assumed with respect to Hemispherx Products as well as discounts claimed by Participating Member. Participating Member will permit Hemispherx or its agents, upon two business days' notice, to audit such books, records, policies, and training manuals.
4.11	To the extent Participating Member has knowledge of same Participating Member will keep all the terms and provisions of this Contract, including the discounts, confidential.

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4.12	Participating Members are aware of and will comply with Section 1128B(b) of the Act (42 U.S.C. 1320a-7b) when seeking reimbursement from any government or other entity for Products purchased pursuant to this Agreement. Participating Members acknowledge that the Act requires proper disclosure of any discounts, rebates, credits, reimbursements and other like programs provided for herein and agree to accurately report to private and governmental third-payers (including Medicare, Medicare Part D PDP and MA-PD Plans, and Medicaid), and other individuals and entities the net effective discount price for each Product for which a discount has been given pursuant to this Agreement to the extent required under applicable federal, state or local law or Centers for Medicare and Medicaid Services (CMS) guidance. Participating Members are specifically on notice of the reporting obligations set forth in 42 C.F.R. § 1001.952 (h). Participating Members shall request confidential treatment of any disclosure(s) made to Medicare Part D PDP and MA-PD Plans to the extent permitted by law.
4.13	Participating Member will comply with all laws regarding patient privacy and confidentiality, general privacy and security requirements, and communication methods including, but not limited to, HIPAA, the CAN~SPAM Act, the Telephone Consumer Protection Act, the Telemarketing Sales Rule and other federal or state Jaws covering the same or similar topics. Participating Members will obtain the appropriate consents or authorizations required by law or regulation prior to the performance of services, and ensure that all such services will be performed in accordance with any notice, opt-in, opt-out, access, envelope or other communications restrictions contained in applicable state or federal law.
4.14	Participating Member will provide complete and accurate data required by Armada (subject to and in accordance with the privacy provisions above)
4.15	Participating Member will maintain regular contact with its prescribers (subject to and in accordance with the privacy provisions above) to educate them on the Alferon N Injection®, make them aware of patient education materials and programs and their applicability to the patient type.
4.16	Participating Member will, to the best of their ability, utilize its physician and/or managed care sales forces to distribute information about Alferon N Injection® programs or services contained herein.

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Exhibit B – Class of Trade

To:	Contract Administrators
From:	ARMADA Contract Development	Contract # __________________
RE:	Alt-Site Trade Classes

Please indicate on the list below which trade class your organization considers eligible:

All Trade Classes		Nursing Home	x
Acute Care (Hospital)	x	Nursing Home Provider	x
Assisted Living		Oncology Center
Correctional	x	On-Site Hospital Clinic	x
Dialysis		Outpatient Clinic	x
Distributor		Physician’s Office	x
Group Practice	x	Post-Surgical Recovery
Health Plan		Psychiatric Hospital
HMO	x	Rehab Center & Chronic Disease Hospice
HMO Group	x	Rehabilitation Facility
HMO Staff	x	Residential Care
Home Care		Retail
Home Infusion	x	Skilled Nursing Facility
Hospice		Specialty Pharmacy	x
Immediate Care Center	x	Surgery Center
Laboratory – Free Standing		Teaching Hospital	x
Mail Order (no retail sales)		University/School Clinic	x
MRI/Radiology

Thank you in advance for your cooperation in this very important matter. Please return the completed form via fax or email ASAP. Facsimile number 973-564-8010 or email contracts@armadahealthcare.com Attn: Contract Administrator.

Vendor Name:

Completed By:

Title:

Email:

Phone Number:

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Exhibit C

ARMADA Distributors and Wholesalers

Bio Ridge Pharma, LLC.

100 Campus Drive Suite 102

Florham Park, NJ 07932

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Exhibit D

Hemispherx Returned Goods Policy

This Return Goods Policy is for all Hemispherx products, Alferon N® and Ampligen® , distributed by Bio Ridge Pharma, Inc.

The following products are eligible for return and reimbursement:

•	Out dated product: Product within two (2) months prior or six (6) months past expiration date noted on product; AND

•	Product in its original container and bearing its original label. OR

•	Product which Hemispherx has specified be returned

The following products are not eligible for return and reimbursement:

•	Product that is not out-dated.

•	Product in which the lot number and/or expiration date is missing, illegible, covered, and/or unreadable on original container.

•	Product that has been damaged due to improper storage or handling, fire, flood, or catastrophe.

•	Product that has been sold expressly on a non-returnable basis.

•	Product that is not in its original container and/or not bearing its original label.

•	Product that is in its original container with a prescription label attached.

•	Product that has been repackaged

•	Partial vials..

•	Product obtained illegally or via diverted means.

•	Product purchased on the "secondary source" market or from a distributor other than BioRidge. .

•	Product that Hemispherx determines, in its sole discretion, is otherwise adulterated, misbranded, or counterfeit.

Hemispherx will only accept returns shipped to BioRidge Pharma. All eligible products shall be shipped in a safe, secure, and reliable manner, and in compliance with all applicable federal, state and local laws, regulations and statutes. It is the shipper's responsibility to securely package all return goods to prevent breakage during transit and otherwise comply with laws and regulations applicable to the packaging, shipping and transport of return goods shipments. Hemispherx is not responsible for shipments lost and/or damaged in transit. Hemispherx recommends that all customers insure return goods shipments.

Hemispherx will audit the quantities of return goods and final reimbursement will be based on Hemispherx count. All products will be reimbursed based on the priced paid. Direct purchasing customers reimbursement will be issued in the form of a credit or product replacement to the appropriate party.

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To assist in accurate credit memo processing, please include the following information with the return goods shipment:

1.	Purchaser ‘s name and mailing address.

2.	Date and quantity purchased

Return goods shipments which are deemed to be outside of this policy will not be returned to the customer or the third party processor and no reimbursement will be issued by Hemispherx. Hemispherx return goods policy is subject to change at any time and without prior notice to other parties.

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Exhibit E

Product Recall Policy

PDF version of Hemispherx Policy to be added to final PDF of Agreement.

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Exhibit F: RX Data

Category	Field	Type	Description	Values	Example	Required
Patient	PATIENT_ID	text	Patient Identifier - Id from pharmacy dispensing system			Yes
Pharmacy	PHARMACY_CONTACT					Yes
Pharmacy	PHARMACY_CONTACT_PHONE					Yes
Pharmacy	PHARMACY_CORP_NAME					Yes
Pharmacy	PHARMACY_DEA	text	DEA of the pharmacy	Required if data for more than one pharmacy is supplied	AB123456789	Yes
Pharmacy	PHARMACY_DEA_NAME					Yes
Pharmacy	PHARMACY_NABP	text	Same as NCPDP	NABP (National Association of Boards of Pharmacy) number as issued by NCPDP		Yes
Pharmacy	PHARMACY_NPI	text	National Provider ID for pharmacy			Yes
Pharmacy	PHARMACY_ZIP					Yes
Physician	PHYSICIAN_CITY	text	Physician City			Yes
Physician	PHYSICIAN_CONTACT_PHONE					Yes, If Available
Physician	PHYSICIAN_DEA	text	Physician DEA			Yes
Physician	PHYSICIAN_FIRST_NAME	text	Physician First Name			Yes
Physician	PHYSICIAN_LAST_NAME	text	Physician Last Name			Yes
Physician	PHYSICIAN_MIDDLE_INITIAL	text	Physician Middle Initial			Yes
Physician	PHYSICIAN_NPI	text	NPI # for Physician			Yes
Physician	PHYSICIAN_PHONE	text	Phone # for Physician			Yes, If Available
Physician	PHYSICIAN_SPEC	text	Physician Specialty		Cardiology	Yes
Physician	PHYSICIAN_STATE	text	Physician State			Yes
Physician	PHYSICIAN_STREET_ADDRESS	text	Street address for physician's office			Yes
Physician	PHYSICIAN_STREET_ADDRESS2		Second line of street address		2nd Floor - Suite 205	Yes
Physician	PHYSICIAN_TITLE		Professional designation for prescriber	MD, DO, NP, PA	MD	Yes
Physician	PHYSICIAN_ZIP	text	Physician Zip Code			Yes
Rx	COPAY	decimal	Patient out of pocket costs		10	Yes
Rx	DATE_FILLED	Date	Date RX was Dispensed		38353	Yes
Rx	DATE_SHIPPED	date	Date product was shipped			Yes
Rx	DAYS_SUPPLY	decimal	Days Supply for Quantity Dispensed		30	Yes
Rx	DAYS_SUPPLY_WRITTEN	decimal	Days Supply Written on original RX			Yes
Rx	DISPENSE_AS_WRITTEN	text	DAW Code			Yes
Rx	MAJOR_PLAN_NAME	text	Patient Health Insurance Company			Yes
Rx	MARKETING_CODE	text	Marketing Material Shipped with the Product			Yes
Rx	NDC	text	NDC of the drug dispensed, 11 digits, no dashes		11111222233	Yes

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Rx	PAYOR_NAME	text		Express Scripts, Medco, Caremark, etc.	Medco	Yes
Rx	PAYOR_TYPE	text	MCAID - Medicaid, MCARE - Medicare, CASH, TPP - other Third Party Plan, MED - Medical Claim		TPP	Yes
Rx	PLAN_REIMBURSEMENT	decimal	Total paid by all health plans			Yes, If Available
Rx	PRIMARY_PLAN_GROUP_NUMBER	text	Group # for primary plan			Yes
Rx	PRIMARY_PLAN_NUMBER	text	Plan #			Yes
Rx	PRODUCT DESCRIPTION	text	Product Name/Strength/Form	Used when NDC cannot be identified	ALFERON N 5MU/ML	Yes
Rx	QTY	decimal	Quantity Dispensed		90	Yes
Rx	QTY_WRITTEN	decimal	Quantity Written on RX			Yes
Rx	REFILL_NUMBER	Integer	New/Refill Code	00 = Original RX, 01 = First Refill, 02=Second Refill, etc.	02	Yes
Rx	RX_DC_DATE	date	Date RX was discontinued		38717	Yes
Rx	RX_DC_REASON	text	Reason for RX dicontinuation			Yes
Rx	RX_ICD9	text	ICD-9 code for RX		154.1	Yes
Rx	RX_ICD9_2	text	Secondary ICD-9 code for RX		154.1	Yes
Rx	RX_NUMBER	text			44518721	Yes
Rx	RX_TYPE	text	Prescription Type	1 ' = New/Refill, '0 ' = Adjustment, '1-' = Reversal		Yes
Rx	SECONDARY_PAYOR_NAME	text	Secondary Payor Name	Express Scripts, Medco, Caremark, etc.	Medco	Yes
Rx	SECONDARY_PAYOR_TYPE	text	MCAID - Medicaid, MCARE - Medicare, CASH, TPP - other Third Party Plan		TPP	Yes
Rx	TERTIARY_PAYOR_NAME	text	Tertiary Payor Name	Express Scripts, Medco, Caremark, etc.	Medco	Yes

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Exhibit G: Usage Data

DEA #	Member Name	City	State	NDC	Product Name	Package	Units	Gross (WAC) Sales Dollars

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Exhibit H

Services

I.	Data Services

1.	Provide efficient data collection and reporting to Supplier on a monthly basis. Data collection includes the following:
a.	Unit sales data by Participating Member pharmacy for financial reporting
b.	Prescription level data
2.	Information Technology support. This support relates to maintaining systems needed for sales and related reporting
a.	Detailed reporting to Hemispherx on program results, including trend analysis, by pharmacy, by prescriber, etc.
b.	Names and addresses of prescribers will be made available to Hemispherx which may use these for periodic interviews and communication with prescribers.
c.	Actionable reporting that can help drive tactical responses in the field and strategic product planning. To the extent possible, this reporting will include repeat purchases, rates of, basis for prescriptions, competitive information.

II.	Participant Screening

1.	Screen all potential participating pharmacies based on Supplier criteria in an effort to expanding Supplier specialty pharmacy base to approved Specialty Pharmacies.
a.	Armada will screen/filter all potential pharmacies based on manufacturer criteria
b.	Screening may include:
i.	SP service level criteria set by Supplier
ii.	On-site visit conducted by Armada personnel for pharmacy profiling
iii.	Breadth of insurance coverage of each Specialty Pharmacist (SP)
iv.	Location, consistent with patient (condyloma) demographics
v.	Specialty Pharmacist’s (SP) service level criteria set by Hemispherx
vi.	Pharmacy sales force or not and size.
vii.	Pharmacy brand and value , to be used to enhance efficacy
viii.	On-site visit by Armada sales people to profile pharmacies
c.	Authorization letter to be required upon completion of profile and approval by Supplier

III.	Patient Support Program (“Program”)

1.	Increase Patient Compliance and Length of Therapy via targeted HIPPA compliant patient interactions performed by Armada.

2.	ELIGIBLE PATIENTS AND EXCLUSIONS. Patients eligible to participate in the Program are those who meet all of the criteria set forth in below (collectively, the “Eligible Patients”).

a.	To be eligible to participate in the Program, a patient must meet all of the following criteria

i.	such patient must be prescribed the Product and not otherwise be excluded by state or federal law from participating in the Program;
ii.	such patient must receive the Product from a Pharmacy dispensing pharmacy participating in the Program; and
iii.	such patient; must not be a resident of the State of California.

3.	PROGRAM DESCRIPTION: The Program will focus on increasing patient adherence to the physician prescribed therapy for patients through the following Product specific patient support services:

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a.	New to Program Call: Armada will call each eligible patient to whom Pharmacy dispenses Product with the purpose of (a) setting treatment expectations, (b) outlining treatment benefits, (c) uncovering and addressing additional barriers to treatment and (d) affording the patient the opportunity to opt-in to the Program.

i.	Performed by: Pharmacy Tech, Nurse or Pharmacist.
ii.	Method: Telephone.
iii.	Intervention Schedule: Initiated within eight days of patient’s fill.
iv.	Attempts: A maximum of three call attempts.

b.	Welcome to Program Letter: Armada will mail to enrolled patients information such as an overview of the Program, a clinical education on the therapy and condition and other relevant welcome-to-therapy content, including a description of the method(s) by which enrolled patients may opt-out of the Program.

i.	Performed by: Automated process.
ii.	Method: Letter mailed to the patient address on file.
iii.	Intervention Schedule: At the time of enrollment in the Program.

c.	Late to Refill Call: Armada will call and assist enrolled patients with respect to placing refills and addressing any barriers to therapy. The content of the call will vary according to the enrolled patient’s needs.

i.	Performed by: Pharmacy Tech, Nurse or Pharmacist.
ii.	Method: Telephone.
iii.	Intervention Schedule: Initiated when an enrolled patient is confirmed to have not filled a prescription five to seven days after the original refill date. Each Late to Refill Call will occur within fifteen days of the original refill date.
iv.	Attempts: A maximum of three call attempts.

d.	Unable to Reach Letter:

i.	Performed by: Automated process.
ii.	Method: Letter mailed to the patient address on file.
iii.	Intervention Schedule: After three attempts have been made by telephone to call the enrolled patient after such patient’s failure to refill.

IV.	Sales and Marketing Support at Launch and Ongoing

1.	Armada will designate Brian Burke, Vice President of Marketing, as Project Manager, to develop, coordinate and manage all aspects of the Hemispherx Program implementation with appropriate personnel from each member pharmacy. The Project Manager will have access to all Armada resources to assure schedules are met, the implementation is smooth, and the success of the program is maximized.

2.	The first most practical step in the deployment of this program is to leverage the combined resources of both Hemispherx field staff and Armada member pharmacies in their respective geographies. Armada will work with our member pharmacies to pro-actively meet and coordinate efforts with Hemispherx managers. Armada member pharmacies have developed many valuable relationships with prescribing physician offices in their service areas.

3.	A Launch Packet will be developed and distributed to all Armada participating pharmacies within 90 days after execution of this Agreement. This launch packet will include:
a.	Two separate web-based training sessions be developed and conducted for Participating Pharmacies wherein Armada can generate excitement and commitment to the Hemispherx program. One of these will pertain to the medical and clinical aspects of Alferon N including an overview of Hemispherx and another will pertain to the Sales, Promotional, and Pricing Program for Alferon N.

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b.	Prepared discussion scripts to guide the pharmacist in the essential talking points applicable to Alferon N with both patients and prescribers.
c.	Promotional and educational brochures and booklets for physicians and patients which Armada will see are distributed by Participating Pharmacies.
d.	Presentations regarding clinical studies of Alferon N.
e.	Web sites where Participating Pharmacies can find and direct physicians and patients to find information on Alferon N and the condition(s) it treats.
f.	When and as needed and doable, developing pharmacy branded communications materials to further promote program awareness.
g.	Armada will identify the major prescribing physicians and separate them into Tier 1 (High volume prescribers) equals 1-2Rx/day, Tier 2 < 1Rx. Initially concentrate sales efforts on Tier 1 prescribers.

4.	Armada will undertake the following on-going actions and activities

i.	Providing on-going promotion to Participating Pharmacies, both physical and e-media.
ii.	Providing product related training to pharmacists for Alferon-N including the scope and terms of the Alferon-N purchasing program
iii.	Providing general training on patient support programs when available.
iv.	Training pharmacies on the patient support programs available
v.	To the extent possible, determine why they prescribe Alferon N or why not and for what type patients.

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Exhibit I

Adverse Events

Armada represents that it and each Participating Member agree to comply with any and all governmental laws, regulations and/or orders that are applicable now and in the future in connection with adverse experience collection and reporting. Provider agrees to comply with Supplier’s instructions, as set forth below, surrounding the reporting of adverse experiences to Suppier that have been reported to Armada or Participating Member.

(a)	A serious adverse experience (AE) is any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or a congenital birth defect.

(b)	Unexpected adverse drug experience is defined as:

(i)	Any adverse drug experience that is not listed in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling but differ from the event due to greater severity or specificity. Unexpected, as used in this definition, refers to an adverse drug experience that has not been previously observed (included in the labeling).

(c)	Certain information, while not meeting the above definition of an AE/ADR, shall nonetheless be transmitted to Hemispherx. This information, hereinafter referred to as “Other Information Reportable to Hemispherx,” includes:

(i)	A case involving a pregnancy exposure to the product, except for exposure to prenatal vitamins;
(ii)	Report of lactation exposure to the product; or
(iii)	AE(s)/ADR(s) of special interest as designated by Hemispherx or a local regulatory authority.

(d)	Hemispherx shall be solely responsible for all pharmacovigilance activities regarding the Product including but not limited to: adverse experience or adverse drug reaction reporting including literature review and associated reporting; AE/ADR follow-up reporting; preparation and submission of all safety reports to the FDA as required per US Code of Federal Regulations (CFR), title 21 §314.80; maintaining the global safety database; all interactions with health authorities; periodic submission; labeling modifications; risk management; safety monitoring an detection and safety measure (e.g., Dear Doctor Letter, restriction on distribution).

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(e)	To the extent Provider or any of its employees or agents become aware of or receive any information regarding an AE/ADR or Other Information Reportable to Hemispherx associated with the use of a Product, Provider shall promptly provide Hemispherx with such information within two (2) calendar days of the date received by Provider or any of its employees or agents. Provider shall attempt to obtain the minimal criteria needed to report an AE/ADR. Minimal criteria includes the following:

(i)	Knowledge of a patient or specific patient identified (e.g., date of birth, age or gender);
(ii)	A suspect Hemispherx medicinal product
(iii)	An identifiable reporting source (e.g., doctor. Dentist, nurse or consumer, their name and address if available); and
(iv)	Suspected AE/ADR.

(f)	All AE/ADR or Other Information Reportable to Hemispherx received by Provider or any of its employees or agents shall be forwarded (by fax or overnight mail) in English to Hemispherx on Provider’s standard form (a sample of which is shall be provided by Hemispherx) within two (2) calendar days of the date received by Provider or any of its employees or agents. Information shall be sent as follows to Supplier:

1.	Facsimile: [To be provided] or
2.	Overnight courier to:

[To be provided]

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